UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 28, 2008
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On July 21, 2008, the Company released its earnings for the second quarter ended June 28, 2008. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. July 21, 2008 press release announcing its second quarter 2008 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: July 21, 2008

By:  /s/ William R. Mills

                                           William R. Mills
Senior Vice President, Treasurer
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                                                                              Description

  99.1            Weis Markets, Inc. July 21, 2008 press release announcing its second quarter 2008 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	July 21, 2008
E-Mail: Dcurtin@weismarkets.com
WEIS MARKETS ANNOUNCES SECOND QUARTER RESULTS

     (Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today said its sales increased 4.3% to $603.4 million compared to $578.8 million for the same period a year ago. During the thirteen-week period ending June 28, 2008, the Company's comparable store sales increased 4.3%.

The Company's net income totaled $12.8 million compared to $18.2 million for the same period a year ago when the Company reported a $5.3 million pre-tax gain from the sale of two properties. The Company's second quarter basic and diluted earnings per share totaled $.48 per share compared to $.67 per share for the same period a year ago.

The Company's second quarter net income was impacted by $1.0 million in increased fuel costs and a 9.4% increase in credit and debit card transaction fees. The wholesale price index continued to increase during the quarter. Consequently, the company increased the accrual to its LIFO reserve by an additional $900,000 in the quarter compared to the same period a year ago.

The Company's sales continue to benefit from its aggressive promotional, pricing and transaction building programs.

Year to Date

Year-to-date, the Company's sales increased 4.2% to $1.2 billion while comparable store sales were up 4.5%. Year-to-date basic and diluted earnings per share was $.81 per share compared to $1.17 in 2007. For the same period, net income totaled $21.9 million compared to $31.6 million in 2007.

ABOUT WEIS MARKETS

Founded in 1912, Weis Markets is a Mid-Atlantic supermarket company. It currently operates 156 stores in five Mid-Atlantic States: Pennsylvania, Maryland, New Jersey, New York and West Virginia.

# # #

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
Second Quarter - 2008
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 28, 2008	June 30, 2007	(Decrease)
Net Sales	$603,393,000	$578,812,000	4.3%
Income Before Taxes	19,432,000	28,426,000	(31.6%)
Provision for Income Taxes	6,596,000	10,268,000	(35.8%)
Net Income	$12,836,000	$18,158,000	(29.3%)

Weighted-Average
Shares Outstanding	26,967,000	27,001,000	(34,000)
Basic and Diluted
Earnings Per Share	$0.48	$0.67	($0.19)

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 28, 2008	June 30, 2007	(Decrease)
Net Sales	$1,199,059,000	$1,150,607,000	4.2%
Income Before Taxes	32,398,000	48,868,000	(33.7%)
Provision for Income Taxes	10,506,000	17,305,000	(39.3%)
Net Income	$21,892,000	$31,563,000	(30.6%)

Weighted-Average
Shares Outstanding	26,967,000	27,002,000	(35,000)
Basic and Diluted
Earnings Per Share	$0.81	$1.17	($0.36)